NINTH AMENDMENT
TO AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT


      THIS AMENDMENT effective as of the 1st day of January, 2010 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002, as Amended as of June
8, 2006, as of June 27, 2007, as of September 24, 2007, as of January 31, 2008, as of October 1, 2008, as of March 2, 2009, as of May 29, 2009 and as of September 29, 2009 (the "Agreement") by and between Virtus Opportunities Trust, a Delaware statutory trust (the "Trust") and Virtus Investment Advisers, Inc., a Massachusetts corporation (the "Adviser") as follows:

1.	Schedule A is hereby deleted and Schedule A attached hereto
is substituted in its place to reflect changes in Virtus
Bond Fund's and Virtus Market Neutral Fund's investment advisory fee.

2.	Except as expressly amended hereby, all provisions of the
Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement, as amended.

3.	This Agreement may be executed in any number of
counterparts (including executed counterparts delivered and exchanged by facsimile transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by facsimile transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]



IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.

VIRTUS OPPORTUNITIES TRUST


By: 	/s/ George R. Aylward
Name:	George R. Aylward
Title:    President

VIRTUS INVESTMENT ADVISERS, INC.

By:   	/s/ Francis G. Waltman
Name:	Francis G. Waltman
Title:   Senior Vice President



                                       SCHEDULE A


Series                                 Investment Advisory Fee


Virtus Alternatives
Diversifier Fund                                  0.10%

                                   1ST $1      $1+ BILLION       $2+
                                   BILLION       THROUGH        BILLION
                                                $2 BILLION

Virtus CA Tax-Exempt Bond Fund       0.45%        0.40%        0.35%
Virtus Global Infrastructure Fund    0.65%        0.60%        0.55%
Virtus Global Opportunities Fund     0.85%        0.80%        0.75%
Virtus Global Real Estate
 Securities Fund                     0.85%        0.80%        0.75%
Virtus High Yield Fund               0.65%        0.60%        0.55%
Virtus International Real Estate
 Securities Fund                     1.00%        0.95%        0.90%
Virtus Multi-Sector Fixed Income
 Fund                                0.55%        0.50%        0.45%
Virtus Multi-Sector Short Term Bond
 Fund                                0.55%        0.50%        0.45%
Virtus Real Estate Securities Fund   0.75%        0.70%        0.65%
Virtus Senior Floating Rate Fund     0.60%        0.55%        0.50%


                                   1ST $2      $2+ BILLION       $4+
                                   BILLION       THROUGH        BILLION
                                                $4 BILLION

Virtus Foreign Opportunities Fund    0.85%        0.80%          0.75%



                                                  1ST $1
                                                  BILLION    $1+ BILLION

Virtus AlphaSector Allocation Fund                 0.45%        0.40%
Virtus AlphaSector Rotation Fund                   0.45%        0.40%
Virtus Bond Fund                                   0.45%        0.40%
Virtus Greater Asia ex Japan Opportunities Fund    1.00%        0.95%
Virtus Greater European Opportunities Fund         0.85%        0.80%
Virtus Market Neutral Fund                         1.50%        1.40%